Exhibit 10.11Exhi

Exhibit 10.11

Annual Incentive Plan

2008 Plan Summary

January 2008

2008 Annual Incentive Plan

Introduction and Objective

United Bank’s Annual Incentive Plan is designed to recognize and reward employees for their collective contribution to the Bank’s success.  The Plan focuses on the financial measures that are critical the Bank’s growth and profitability. Individually and collectively, we all have the ability to influence and drive our success.  Employees who exhibit superior performance and contribute most to our success will receive additional rewards.  This document summarizes the elements and features of the Plan.

In short, the objectives of the Incentive Plan are to:

•	Align all of the Bank’s employees with critical bank goals and objectives

•	Encourage teamwork and collaboration across all areas of the Bank – our collective contributions will drive improved business results

•	Motivate and reward the achievement of specific, measurable performance objectives

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Establish performance goals on a bank and division level that align the interest of employees’ with the enhancement of shareholder value.  These goals will be established by senior leadership based on the Bank's strategic plan.

•	Provide competitive total compensation opportunities

•	Enable the Bank to attract, motivate and reward talented management

Eligibility

•	All Bank employees will be eligible to participate in the Incentive Plan with the exception of commissioned Financial Services Representatives.

•	New employees will receive pro-rated awards based on date of hire.

•	Part-time staff and employees who work a partial year will receive pro-rated awards based on hours worked.

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Participants must maintain a performance level of “meets most requirements” to be eligible for a full incentive award.   Participants who have a performance level of “meets some requirements” will be eligible for a 50% incentive award

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Participants must be an active employee as of the award payout date to receive an award, unless they have retired from United Bank or are out on a disability.  Individuals who retire during the plan year will receive a pro-rated award.

Performance Period

The performance period and plan operates on a calendar year basis (January 1 – December 31st).   Actual payout awards are made in cash following year-end after Bank financial results and performance is known.

Incentive Payout Opportunity

Each participant will have a target incentive opportunity that is expressed as a percentage of base salary.   Incentive targets reflect competitive awards and are funded and paid based on our performance.  In order to fund the target incentives, the Bank needs to achieve certain levels of net income.  In effect, the Bank is sharing a portion of its profits with employees based on our individual and collective performance.

Actual payouts will reflect our net income and performance relative to goals and may be above or below these target awards.  Performance below expectations will result in lower awards while performance above expectations will result in higher awards.

 The table below shows incentive targets by role/level.  Actual awards may range from 0% - 130% of these targets depending on our performance.

Grade Level	Normal Target % of base salary	2008 Target at budget- 70% of normal target
27	30%	21%
25-26	25%	17.5%
22-24	20%	14%
18-21	15%	10.5%
11-17 & Personal Bankers	7%	4.9%

Incentive Plan Measures

For 2008, the incentive plan will reflect a combination of Bank and/or division performance goals.  Each role will have defined performance measures that are weighted to reflect the focus and contribution for each role/level in the Bank.

Senior Managers’ awards will be based on a combination of Bank and/or division performance.  For 2008, Bank performance will reflect a combination of net income, deposit growth, loan growth and/or expense control.  Each member of senior management will have goals defined and weighted to reflect their contribution to Bank success.  The objective is to align all our senior managers with the success of the overall Bank.

The overall Bank performance goals for 2008 are defined below.  Actual goals may be sub-defined by division.

Bank Performance Measures	2008 Bank Performance Goals
	Threshold	Budget	Stretch Budget
Net Income	$ 5,840 million	$ 7,300 million	$8,760 million
Deposit Growth	5.6%	7%	8.4%
Loan Growth	5.6%	7%	8.4%
Expense Control	TBD by division	TBD by division	TBD by division

Personal Bankers’ incentive award will be based on overall Bank performance only, as   defined by net income.

All Other Participants will have 50% of their incentive based on Bank net income and 50% based on two additional division performance goals.

Division performance goals will consist of two performance measures that reflect the goals for each of the Bank’s core divisions.  Division performance goals will be set by the division head and approved by Senior Management and the Compensation Committee.

Similar to the Bank goals, performance targets and ranges for each measure will be set at the beginning of the plan year.  A minimum achievement of threshold level performance is required for the plan to pay for each component.

Individual Performance

Individual performance will be a modifier to the incentive award.  All employees, with the exception of Personal Bankers will be eligible for an adjustment to the incentive payout (+/- 10%) to recognize other performance factors and contributions to Bank success.  The individual performance modifier will be based on the discretionary recommendation of the individual’s manager.

Incentive Awards

Each participant will have a scorecard that defines the Bank and/or Division performance goals and weights for their role.  At the end of the performance period, actual performance will be determined and entered into the scorecard to calculate an award payout.  Actual awards will be interpolated to reflect incremental performance.

Once the incentive award is calculated for Bank and/or Division performance, an individual multiplier will modify the award as appropriate.

A sample scorecard is shown in Exhibit A.

Terms and Conditions

Participation

All employees with the exception of commissioned Financial Services Representatives are eligible to participate in the Plan.  Personal Bankers are eligible for an award based on Bank performance only.   New employees are eligible for a prorated award.

Effective Date

This Program is effective January 1, 2008 to reflect plan year January 1, 2008 to December 31, 2008.  The Plan will be reviewed annually by the Bank’s Board and Executive Management to ensure proper alignment with business objectives.  United Bank retains the rights as described below to amend, modify or discontinue the Plan at any time during the specified period. The Incentive Plan will remain in effect until December 31, 2008.

Program Administration

The Plan is authorized by the Board of Directors.  The Board of Directors has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration.  Any determination by the Board of Directors will be final and binding on all participants.

Program Changes or Discontinuance

United Bank has developed the plan based on existing business, market and economic conditions.  If substantial changes occur that affect these conditions, United Bank may add to, amend, modify or discontinue any of the terms or conditions of the plan at any time.

The Board of Directors may, at its sole discretion, waive, change or amend the Plan as it deems appropriate.

Incentive Award Payments

Awards will be paid as a cash bonus before the end of the first quarter following the Plan year.   Awards will be paid out as a percentage of a participant’s effective base salary as of December 31 for a given calendar year. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of United Bank. Nothing contained in the Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between United Bank or the CEO and the participant or any other person. Nothing herein will be construed to require United Bank or the CEO to maintain any fund or to segregate any amount for a participant’s benefit.

Program Funding

The Plan is funded and accrued based on Bank performance results for a given year.  Achieving higher levels of performance will increase the Plan payouts to participants.  Similarly, achieving less than target performance will reduce the Plan payouts.  If the Bank does not achieve its threshold bank performance goal, the Plan will not be paid.

New Hires, Reduced Work Schedules, Promotions, and Transfers

Participants who are not employed by United Bank at the beginning of the Plan year will receive a pro rata incentive award based on their length of employment during a given year.

Part time employees are eligible to participate.  Their award percentage will reflect their earned compensation based on actual hours worked.  A participant whose work schedule changes during the year will be eligible for prorated treatment that reflects his/her time in the different schedules.

If a participant changes his/her role or is promoted during the Plan year, he/she will be eligible for the new role’s target incentive award on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

Termination of Employment

If the Bank terminates a Plan participant, no incentive award will be paid.  To encourage employees to remain in the employment of United Bank, a participant must be an active employee of the Bank on the date the incentive is paid to receive an award. (See exceptions for death, disability and retirement below.)

Disability, Death or Retirement

If a participant is disabled by an accident or illness, and is disabled long enough to be placed on long-term disability, his/her bonus award for the Plan period shall be prorated so that no award will be earned during the period of long-term disability.

In the event of death, United Bank will pay to the participant’s estate the pro rata portion of the award that had been earned by the participant.

Individuals who retire during the plan year will receive a pro-rata portion of the award based on the retirement date.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by Board of Directors will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by the plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Bank, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of United Bank, nor will the Plan interfere with the right of United Bank to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and United Bank is one of at-will employment. The Plan does not alter the relationship.

This incentive plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Massachusetts.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This plan is proprietary and confidential to United Bank and its employees and should not be shared outside the organization.

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